Exhibit 10.2

SECOND AMENDMENT

TO THE

AMENDED AND RESTATED OMNIBUS AGREEMENT

This Second Amendment (the “Amendment”) to the Amended and Restated Omnibus Agreement, effective as of October 1, 2014, as amended by the Amendment to Amended and Restated Omnibus Agreement effective January 1, 2016 (as so amended, the “Omnibus Agreement “), is entered into effective as of February 1, 2018 (the “Effective Date”), and is by and among CrossAmerica Partners LP (formerly known as Lehigh Gas Partners LP), a Delaware limited partnership (the “MLP” or the “Partnership”), CrossAmerica GP LLC (formerly known as Lehigh Gas GP LLC), a Delaware limited liability company and the general partner of the MLP (the “General Partner”), Dunne Manning Inc. (formerly known as Lehigh Gas Corporation), a Delaware corporation (“LGC”), CST Services, LLC, a Delaware limited liability company (“CST”), and, for purposes of Article X of the Omnibus Agreement only, Dunne Manning Stores, LLC (formerly known as Lehigh Gas-Ohio, LLC), a Delaware limited liability company (“LGO”), and, for purposes of Section 2.5, Article X and Article XI of the Omnibus Agreement only, Joseph V. Topper, Jr. (“Topper”). The above-named entities are sometimes referred to in this Amendment each as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings ascribed to such terms in Section 1.1 of the Omnibus Agreement.

RECITALS:

WHEREAS, the Parties are parties to the Omnibus Agreement;

WHEREAS, the Parties wish to amend certain provisions of the Omnibus Agreement as set forth below in accordance with Section 12.6 of the Omnibus Agreement; and

WHEREAS, the independent conflicts committee of the board of directors of the General Partner has reviewed and approved the terms of this Amendment.

NOW, THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Exhibit A of the Omnibus Agreement is hereby amended and replaced in its entirety by the language set forth in Annex A.
2.

Miscellaneous. The provisions of the Omnibus Agreement shall remain in full force and effect except as expressly amended and modified as set forth in this Amendment. This Amendment and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware without regard to any choice of law principles. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute but one and the same document. This Amendment shall superseded and replace all prior agreements and understandings, oral or written, between the Parties with respect to the items covered hereby.

LEGAL_US_W # 85739877.6

IN WITNESS WHEREOF, the Parties have executed this Amendment on, and effective as of, the Effective Date.

CROSSAMERICA PARTNERS LP, a Delaware limited partnership

By:	CrossAmerica GP LLC, its General Partner

By:	/s/ Gerardo Valencia
Gerardo Valencia
President

CROSSAMERICA GP LLC, a Delaware limited liability company

By:	/s/ Gerardo Valencia
Gerardo Valencia
President

DUNNE MANNING INC., a Delaware corporation

By:	/s/ Joseph V. Topper Jr.
Joseph V. Topper, Jr.
Chief Executive Officer

CST SERVICES LLC, a Delaware limited liability company

By:	/s/ Evan Smith
Name: Evan W. Smith Title: Vice President Finance

FOR PURPOSES OF ARTICLE X DUNNE MANNING STORES, LLC, a Delaware limited liability company

By:	/s/ Charles Nifong
Charles Nifong
President

FOR PURPOSES OF SECTION 2.5, ARTICLE X, AND ARTICLE XI

/s/ Joseph V. Topper Jr.
Joseph V. Topper, Jr.

Signature Page to Amendment to the Amended and Restated Omnibus Agreement

ANNEX A

DESCRIPTION OF SERVICES

A.The following services will be provided by CST, or by its affiliates on CST’s behalf:

Accounting; administrative; billing and invoicing; books and record keeping; budgeting, forecasting, and financial planning and analysis; management (including the management and oversight of the MLP’s wholesale motor fuel distribution and real estate business); operations; payroll; contract administration; maintenance of internal controls; financial reporting, including SEC reporting and compliance; office space; purchasing and materials management; risk management and administration of insurance programs; information technology (includes hardware and software existing or acquired in future which title is retained by CST); in-house legal; compensation, benefits and human resources administration; cash management; corporate finance, treasury credit and debt administration; employee training; and miscellaneous administration and overhead expenses.

None of the above services shall be outsourced to an independent third party, unless:

•	it is an out of pocket expense associated with being a public company; or
•	CST believes in good faith that such services require a specialized level of expertise that CST is unable to provide without the assistance of an independent third-party.

Expenses incurred for such third-party services shall be reimbursed by the MLP.

B.The following services will also be provided by, or on behalf of, CST; provided, however, such services may be outsourced to an independent third party such services. Expenses incurred for such third-party services shall be reimbursed by the MLP.

Internal audit; Sarbanes-Oxley compliance; investor relations; legal; technical accounting consulting, employee health and safety; acquisition and divestiture services including professional, consultants and advisor expenses; tax matters - K-1 preparation, tax return compliance, and tax reporting; interest rate hedging and derivatives administration; marketing; property management; environmental compliance and remediation management oversight (with any Environmental Activity, including, remediation costs or expenses incurred in connection with environmental liabilities and third party claims, that are based on environmental conditions that first arise at Properties following the date hereof and any costs or expenses incurred in connection with environmental compliance, including, but not limited to, storage tank compliance and registration, as well as compliance monitoring and oversight expenses being the responsibility of the MLP); regulatory management; real estate administration; investor relations; government and public relations; and other services as required.

C.	Lehigh Gas Wholesale LLC (“LGW”), a wholly owned subsidiary of the Partnership, is party to a Merchandising Services Agreement (the “Merchandising Services Agreement”) with Circle K

Procurement and Brands Limited, an Irish limited company and an affiliate of the Partnership (“CKPB”), dated December 17, 2017, pursuant to which CKPB provides certain merchandising services to LGW, such as the inclusion of LGW’s wholesale transportation contracts in CKPB’s global contract renegotiations. In exchange for the significant savings realized and expected to be realized by CKPB on behalf of LGW, LGW has agreed to pay to CKPB a commission of 2.57% of the gross sales under LGW’s contracts that are included in CKPB’s merchandising services. For the avoidance of doubt, such commission is payable by LGW to CKPB in addition to the Management Fee payable by the Partnership under the Omnibus Agreement, as amended.